SUBCONTRACT AGREEMENT

                                     Between

                     BBI BIOTECH RESEARCH LABORATORIES, INC.
                    (hereinafter referred to as BBI Biotech)

                                       and

                                  VaxGen, INC.
              (hereinafter referred to as SUBCONTRACTOR or VaxGen)


Whereas, BBI Biotech has been awarded Contract N01-AI-85341 titled Laboratory Support for AIDS Vaccine and other Prevention Clinical Trials, ("hereafter, the "Prime Contract") and whereas the contracting agency, the U.S. Department of Health and Human Services, National Institutes of Health, National Institute of Allergy and Infectious Diseases (NIAID), has approved the establishment of a subcontract between BBI Biotech and VaxGen to facilitate a collaborative research effort in regards to VaxGen's VAX 004 Phase III Clinical Trial; now therefore, effective as of May 1, 1999, the parties mutually agree as follows:

PART I

SECTION B - SUPPLIES OR SERVICES AND PRICES

ARTICLE B.1. BRIEF DESCRIPTION OF SUPPLIES OR SERVICES

The Subcontractor shall provide the necessary support, as outlined in the scope of work and within the constraints of the funding available under this agreement, to facilitate the collection of specimens at its Phase III Clinical Trial Study Sites. This shall be referred to in this subcontract as the "Collaborative Project." The studies to be done with specimens collected under this subcontract are being performed to facilitate a collaborative ancillary research effort in regards to VaxGen's VAX 004 Phase III Clinical Trial, which clinical trial is outside the scope of this Agreement.

ARTICLE B.2. ESTIMATED COST AND PERIOD OF PERFORMANCE

a.   In consideration of the  Subcontractor's  performance on the  Collaborative
     Project, BBI Biotech shall compensate the Subcontractor on a time and materials plus other direct cost ("ODC") basis in an amount not to exceed $1,728,250.

b. It is agreed between the parties that the above referenced sum shall represent the total amount of this Agreement, except that such amount may be amended in writing by mutual written agreement of the parties. The amount set forth is intended to cover all costs of the work as detailed in the Budget that is attached as part of this document as Section J, Attachment A. Individual budget items have been provided for guidance only, the Subcontractor shall be reimbursed based on submitted invoices covering hours, ODCs and materials. Hourly rates are also provided in Attachment A. All costs for ODCs must be reasonable, allocable and allowable pursuant to the Federal Acquisition Regulation ("FAR") Part 31.


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c.   This  subcontract's  period  of  performance  is from May 1,  1999  through
     December 31, 2003. The Subcontractor shall be paid for invoices submitted covering its performance after May 1, 1999 but prior to the date of this Agreement. Funding for this Agreement shall be available only to the extent made available by NIAID in the Prime Contract. Total funds currently available for payment and allotted to this subcontract are $976,250.

ARTICLE B.3. PROVISIONS APPLICABLE TO COSTS

a.   Items Unallowable Unless Otherwise Provided

     Unless authorized by BBI Biotech in a specific writing, the costs for the following items are not reimbursable under this subcontract:

     (1)  Acquisition, by purchase or lease, of any interest in real property;

     (2)  Special rearrangement or alteration of facilities;

     (3) Purchase or lease of any item of general purpose office furniture or office equipment regardless of dollar value;

     (4)  Overtime premium;

     (5)  Consultant fees;

     (6) Subcontracts, except that fees for services provided by study sites shall not be considered to be subcontracts as prohibited herein and such fees shall be allowable under this subcontract

     (7) Accountable Government property (defined as both real and personal property with an acquisition cost of $1,000 or more and a life expectancy of more than two years); and "sensitive items (defined and listed in the Contractor's Guide for Control of Government Property, 1990,) regardless of acquisition value;

     (8)  Patient care costs;

     (9)  Travel to general scientific meetings; and

     (10) Legal Review costs.

b.   Travel Costs

     Travel required in the performance of this subcontract shall be considered an ODC as defined above. The Subcontractor shall invoice and be reimbursed for all travel costs in accordance with FAR 31.205-46.


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c.   The Subcontractor agrees to abide by the terms of FAR 52.247-63, Preference for U.S.-Flag Air Carriers. This provision states in part that, in performing work under this contract, the contractor shall utilize U.S. flag air carriers unless service by those carriers is not available. If U.S.
     flag air carriers are not available the Contractor shall so certify in writing and include that certification/justification in the request for advance approval of foreign travel. (Cost/lower fares are not acceptable reasons for proposing to utilize foreign air carriers.)

d. Foreign Travel. Requests for foreign travel must be submitted to BBI Biotech at least six weeks in advance and shall contain the following: (a) meeting(s) and place(s) to be visited, with costs and dates; (b) name(s) and title(s) of Subcontractor personnel to travel and their functions in the contract project; (c) subcontract purposes to be served by the travel;
     (d) how travel of subcontractor personnel will benefit and contribute to accomplishing the subcontract project, or will otherwise justify the expenditure of funds for this subcontract; (e) how such advantages justify the costs for travel and absence from the project of more than one person if such are suggested; and (f) what additional functions may be performed by the travelers to accomplish other purposes of the contract and thus further benefit the project.

e. Government Discount Air Travel Rates. (a) To the maximum extent practicable consistent with travel requirements, the subcontractor agrees to use the reduced air transportation rates and services provided through available
     Government discount air fares. GSA guidance is provided at URL: http://www.fss.gsa.gov/citypairs/contractor10-98.cfm. These fares are available only for bona-fide employees' travel that is otherwise reimbursable as a direct cost pursuant to this subcontract. The objective is to achieve the lowest overall cost to the subcontractor, the prime contractor, and thus, to the Government. The subcontractor shall submit written requests to BBI Biotech for authorization to use these rates. The request shall provide the full name of the traveler(s), the number of the subcontract for which the travel is being performed, the subcontract objective that is to be fulfilled and the dates during which the travel is to occur. BBI Biotech approval, if given, will be on official BBI Biotech letterhead so that the letter can be presented to the airline as confirmation of the authorization. (b) Nothing in this clause shall authorize transportation or services which are not otherwise reimbursable under this subcontract.. Nothing in this clause requires air carriers to make available to the subcontractor any government discount airfares.

ARTICLE B.4.  ADVANCE UNDERSTANDINGS

a.   Indirect Costs

     Not applicable.

b.   Subcontract

     Not applicable.

c.   Government Property or Property furnished by BBI Biotech

     All equipment purchased by BBI Biotech and placed at the VaxGen Study Sites will be maintained, kept in a written inventory, and returned to BBI Biotech (or to a location directed in writing by BBI Biotech) in reasonable condition, normal wear and tear excepted, at the end of the Collaborative Project. If such property was government-furnished to BBI Biotech and BBI Biotech has so


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     notified the  Subcontractor  in writing,  VaxGen  agrees to comply with the requirements of the government-furnished property clauses contained in this subcontract.

d. Invoices - Cost and Personnel Reporting, and Variances from the Negotiated budget

     (1) The Subcontractor shall submit monthly invoices to BBI Biotech. The Subcontractor agrees to provide a line item invoice, which includes direct labor costs by salaries and wages paid (or accrued) for direct performance of the subcontract, materials and supplies purchased, and other direct costs incurred.. The Subcontractor agrees to immediately notify BBI Biotech in writing if there is an anticipated overrun of any amount over the ceiling identified in ARTICLE b. 2, paragraph a. Monthly invoices must include the current totals and cumulative totals to date. Invoices are to be submitted to:

              BBI Biotech Research Laboratories, Inc. (ATTN Accounts Receivable) 217 Perry Parkway
              Gaithersburg, MD 20877-2138

     (2) Upon approval by the Project Officer the invoice will be forwarded for payment. The final invoice, clearly marked "Final" shall be filed no later than sixty days after the last day of the period of performance. Upon request, the Subcontractor hall furnish to BBI Biotech any necessary documentation supporting invoiced amounts.

e.   Intellectual Property, Ownership, and Confidentiality:

     1.   Definitions:

          o "Specimens" means the biological blood samples BBI Biotech will receive from study sites participating in the Collaborative Project and process according to the terms and conditions of this Agreement and any derivative material thereof.

          o "Vaccine" means the investigational vaccine against the HIV virus or its matching placebo developed by VaxGen for clinical testing pursuant to the Vaccine Trial.

          o "Specimen Process" means the process, methods and procedures by which the Specimens are collected by study sites, and transferred to and processed at BBI Biotech.

     2.   Notice of New Inventions, Ownership and Confidentiality:

          o Patent Rights: Patent rights shall be subject to the FAR Clause 52.227-11, Patent Rights-Retention by the Contractor (Short Form) (June 1997, which is incorporated in this subcontract by reference.. Paragraph (f) is modified to include the requirements in FAR 27.303(a)(2)(i) through (iv). The frequency of reporting in (i) is annual.

          o Ownership. Subcontractor acknowledges that NIAID is the owner of the specimens. The parties agree that BBI Biotech shall have no rights in the specimens, the Vaccine, the Specimen Process, use of the Vaccine, Confidential Information of VaxGen, Inventions, or other technology, processes and materials developed, owned, disclosed or licensed by VaxGen, other than to use the same to conduct the Collaborative


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               Project in accordance with this Agreement.  It is understood that each  potential  collaborator  must  submit  in  writing  to  the
               Scientific Review Committee described in section g below, for their review and approval, a detailed proposal describing their intended research project. The decisions (approval or rejection) of the Scientific Review Committee will be communicated in writing to the applicant by BBI Biotech who will function as an Executive Secretary. If approval is given to an investigator for their proposed research collaboration, BBI Biotech will also include in their letter a copy of VaxGen's Database License Agreement ("DLA"). See Attachment E for a copy of this form. (Note: The Database License Agreement is a model. Investigators may negotiate with VaxGen and make changes that are mutually acceptable to the investigators and to VaxGen.) While failure of an investigator to reach an agreement with VaxGen concerning a mutually acceptable DLA will not be a condition of award, it will significantly limit the scope of the investigator's contract. Investigators are not required to sign a DLA; however, a DLA needs to be executed before any VaxGen proprietary database information will be disclosed to that investigator. The following
               statement    will    be    included    in    that    form:    "No
               Collaborative-Project-generated   specimen  will  be  moved  from
               freezers housed at BBI Biotech and given to any individual without written approval from the Scientific Review Committee", such Scientific Review Committee being the one referred to in paragraph g below. Before any interim data are either presented at a meeting, published in a journal, or otherwise disclosed by an investigator, all data must first be submitted to the Scientific Review Committee for their input and VaxGen's review at least 30 calendar days prior to such disclosure.

          o Confidentiality: BBI Biotech agrees that BBI Biotech and all those involved with BBI Biotech in performing the services hereunder shall protect VaxGen Property from unauthorized use, access, duplication, disclosure, loss or damage. In protecting VaxGen Property, BBI Biotech will take adequate measures, including but not limited to the following: (1) limit access and use of VaxGen Property to authorized personnel for whom such access and use are required for performance of the Specimen Process; (2) use VaxGen Property only for the purposes described in the this Agreement or for other purposes as approved by VaxGen in writing; (3) prevent any unauthorized duplication of VaxGen Property in written or electronic form and any recompilation or modification of the Vaccine or the Specimens; (4) use at least the same degree of care and discretion it uses in maintaining the confidentiality of its own Confidential Information; and (5) prevent transfer or disclosure of VaxGen Property to any other person or entity without joint written approval by VaxGen and NIAID, until after the Collaborative Project is declared closed and the data set closed. Aggregate information or summary data obtained from the Database Materials does not constitute Confidential Information and can be disclosed for scientific or public health purposes by the Licensee subject to Article 7.

          o BBI Biotech shall not disclose or use for any purpose other than performance of the Collaborative Project, any trade secret, privileged record or other confidential or proprietary information (collectively, the "Confidential Information") disclosed to or developed by VaxGen, BBI Biotech, or the Sites, pursuant to this Agreement. BBI Biotech shall cause each staff member to follow the confidentiality requirements specified in this agreement. Such Confidential Information shall be disclosed to BBI


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               Biotech by VaxGen hereunder in writing, or if disclosed orally or in other than documentary form, shall be summarized in writing within 30 days thereafter. Confidential Information that is not in oral or written form, with the exception of data related to Specimens, shall be designated in writing as confidential within
               thirty   (30)  days   after   disclosure.   The   obligation   of
               non-disclosure shall not apply to information that: (i) was known to BBI Biotech as evidenced by prior written records, prior to receiving such information either directly or indirectly from VaxGen, or (ii) is generally known to the public or that becomes generally known to the public through no act or omission on the part of BBI Biotech, or (iii) is disclosed to BBI Biotech on a non-confidential basis at any time by a third party who has not obtained or disclosed such information through improper or unlawful means. If BBI Biotech is ordered to provide Confidential Information by a lawful judicial or government order, BBI Biotech shall promptly inform VaxGen and shall permit VaxGen to defend against such order of disclosure and shall assist in such defense to the extent permitted by law, however BBI Biotech's costs shall not be charged to the Prime Contract. In no other circumstances may BBI Biotech disclose information without the consultation and prior written consent of VaxGen.

f.   Scientific Review Committee:

     o Under the direction of NIAID, BBI Biotech will establish a Scientific Review Committee to review scientific projects proposed by investigators who want to use specimens collected during the Collaborative Project.

     o This Committee will be comprised of representatives from BBI Biotech, VaxGen and other scientific experts from both the private sector and government agencies.

     o This committee will meet on a quarterly basis or as needed due to the number of new and/or existing submitted projects and the individual requests associated with each project.

     o Following the review of each proposal, this Committee will notify BBI Biotech in writing of their decision to approve or disapprove a potential collaboration. Therefore, under the direction of the Scientific Review Committee, BBI Biotech will also function as an Executive Secretary to this committee and in writing will notify potential collaborators of any decision the committee makes concerning his/her project.

g.   Disclosure to NIAID

     The Subcontractor agrees to disclose to NIAID all data in the database that the Subcontractor has disclosed to investigators under DLAs, provided that NIAID has signed a DLA with the Subcontractor that is mutually acceptable to both NIAID and the Subcontractor..

h.   The Database

     The proprietary VaxGen database, portions of which are to be licensed under each DLA, shall consist of the following data fields in records pertaining to all specimens collected under the Collaborative Project:

     1.   All demographic data (includes age and gender)

     2. Treatment assignment (or randomization code identifying which subjects received vaccine or placebo


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     3.   Vaccine  administration log (when each subject received (or missed) an immunization)

     4. Concomitant medication log (which antiretroviral a subject may have taken either prophylactically or therapeutically once infected as well as antimicrobials, other treatments for AIDS and other immunosuppressive agents)

     5. Status Change Form (tracks participation, when and reason why subject stopped immunizations and/or discontinued from the study).

     6. HIV-1 Infection (laboratory data that confirms infection and indicates the date of the diagnosis.)

SECTION C - DESCRIPTION/SPECIFICATIONS/WORK

ARTICLE C.1.  STATEMENT OF WORK

Independently and not as an agent of the Government or BBI Biotech, the subcontractor shall make all reasonable efforts to furnish all the required services, within the constraints of the funding provided, to perform the Statement of Work, SECTION J, ATTACHMENT B, attached hereto and made a part of this subcontract.

ARTICLE C.2.  REPORTING REQUIREMENTS, OTHER DELIVERABLES & BIOLOGICAL  SPECIMENS

VaxGen shall cooperate, as requested by BBI Biotech, in furnishing input for all reports set forth in BBI Biotech's prime contract, which include: quarterly progress report, an annual report, interim reports, a final report and compliance-relevant enrollment data files.

At the conclusion of the trial, or the completion of this subcontract, whichever shall occur first, VaxGen shall provide information on vaccine efficacy to NIAID.

By the  completion  date of this  Subcontract,  VaxGen,  when  instructed by BBI
Biotech, shall deliver to BBI Biotech (or its designee) stored volunteer specimens and material derived from volunteer specimens (peripheral blood mononuclear cells and seminal plasma).

At the conclusion of the Collaborative Project, or upon the full execution or termination of this Subcontract (whichever occurs first), the disposition of all biological specimens used in the Collaborative Project shall be as directed by NIAID.

ARTICLE C.3. INVENTION REPORTING REQUIREMENT

All reports and documentation required by FAR clause 52.227-11, incorporated by reference in this Subcontract, shall be furnished to BBI Biotech as required by the clause.

SECTION D - PACKAGING, MARKING AND SHIPPING

All deliverables required under this Subcontract shall be packaged, marked and shipped in accordance with Government-supplied specifications. The Subcontractor warrants that all required materials shall be delivered in immediately usable and acceptable condition.


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SECTION E - INSPECTION AND ACCEPTANCE

BBI Biotech or its duly authorized representative will perform inspection and acceptance of materials and services to be provided. This Subcontract incorporates the following clause by reference, appropriately modified: FAR 52.249-6, Inspection of Research and Development (Short Form) (April 1984).

SECTION F - DELIVERIES OR PERFORMANCE

ARTICLE F.1 .  DELIVERIES

Not Applicable, except as specified above under Reporting Requirements and Other Deliverables.

ARTICLE F.2.  CLAUSES INCORPORATED BY REFERENCE , FAR  52.252-2 (FEBRUARY 1998)

This subcontract incorporates FAR clauses by reference, with the same force and effect as if they were given in full text. The full text of a clause may be accessed electronically at this address: http://www.arnet.gov/far/. In each clause, substitute the term "VaxGen" for "Contractor," and BBI Biotech for "Government" or "Contracting Officer" as required by the text of the clause.

FEDERAL ACQUISITION REGULATION (48 CFR CHAPTER 1) CLAUSE:

     52.242-15, Stop Work Order (AUGUST 1989) with ALTERNATE I (APRIL 1984).

SECTION G - CONTRACT ADMINISTRATION DATA

ARTICLE G.1.  PROJECT OFFICER

Dr. Mark Cosentino of BBI Biotech.

ARTICLE G.2.  CONTRACT PERSONNEL

Ms. Marlene Chernow shall represent the Subcontractor and shall be responsible for the technical matters related to the Statement of Work.

ARTICLE G.3 .INVOICE SUBMISSION

Invoices are to be submitted to:

     BBI Biotech Research Laboratories, Inc. (ATTN: Accounts Payable) 217 Perry Parkway
     Gaithersburg, MD 20877-2138

ARTICLE G.4.  GOVERNMENT PROPERTY

In addition to the requirements of the clause Government Property incorporated in this Subcontract, the


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Subcontractor shall comply with the provisions of DHHS Publication, Contractor's
Guide for Control of Government Property, 1990, which is incorporated by reference. BBI Biotech will provide a copy upon request.

SECTION H - SPECIAL CONTRACT REQUIREMENTS

ARTICLE H.1. REIMBURSEMENT OF COSTS FOR INDEPENDENT RESEARCH AND DEVELOPMENT PROJECTS

The primary purpose of the Public Health Service (PHS) is to support and advance independent research within the scientific community. This support is provided in the form of contracts and grants totaling approximately 7 billion dollars annually. PHS has established effective, time tested and well recognized procedures for stimulating and supporting this independent research by selecting from multitudes of applications those research projects most worthy of support within the constraints of its appropriations. The reimbursement through the indirect cost mechanism of independent research and development costs not incidental to product improvement would circumvent this competitive process.

To ensure that all research and development projects receive similar and equal consideration, all organizations may compete for direct funding of independent research and development projects they consider worthy of support by submitting those projects to the appropriate Public Health Service grant office for review. Since these projects may be submitted for direct funding, the Contractor agrees that no costs for any independent research and development project, including all applicable indirect costs, will be claimed under this contract.

ARTICLE  H.2.  HUMAN SUBJECTS

It is hereby understood and agreed that research involving human subjects shall not be conducted under this Subcontract, and that no material developed, modified, or delivered by or to the Government or to BBI-Biotech under this Subcontract, or any subsequent modification of such material, will be used by the Subcontractor or made available by the Subcontractor for use by anyone other than the Government, for experimental or therapeutic use involving humans without the prior written approval of BBI-Biotech, which approval shall not be granted without the approval of the Contracting Officer responsible for BBI-Biotech's prime contract.

ARTICLE H.3. HUMAN MATERIALS/ASSURANCE

It is understood that the acquisition and supply of all human specimen material (including fetal material) used under this contract shall be obtained by the Contractor in full compliance with applicable State and Local laws and the provisions of the Uniform Anatomical Gift Act in the United States and that no undue inducements, monetary or otherwise, will be offered to any person to influence their donation of human material.


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The Subontractor  shall provide written  documentation  that all human materials obtained as a result of research involving human subjects conducted under this subcontract, by collaborating sites, or by subcontractors identified under this subcontract, were obtained with prior approval by the Office for Human Research Protections (OHRP)of an assurance to comply with the requirements of 45 CFR 46
to  protect  human  research   subjects.   This   restriction   applies  to  all
collaborating sites without OHRP-approved assurances, whether domestic or foreign, and compliance must be ensured by the Subcontractor.

The Subcontractor shall provide to BBI-Biotech a properly completed Optional Form 310 certifying IRB review and approval of the protocol from which the human materials were obtained. The human subject certification can be met by submission of a self designated form, provided that it contains the information required by the Optional Form 310.

ARTICLE H.4.  CONTINUED BAN ON FUNDING OF HUMAN EMBRYO

a. Pursuant to Public Law(s) cited in paragraph b., below, NIH is prohibited from using appropriated funds to support human embryo research. Contract funds may not be used for (1) the creation of a human embryo or embryos for research purposes; or (2) research in which a human embryo or embryos are destroyed, discarded, or knowingly subjected to risk of injury or death greater than that allowed for research on fetuses in utero under 45 CFR 46.208(a)(2) and Section 498(b) of the Public Health Service Act (42 U.S.C. 289g(b)). The term "human embryo or embryos" includes any organism, not protected as a human subject under 45 CFR 46 as of the date of the enactment of this Act, that is derived by fertilization, parthenogenesis, cloning, or any other means from one or more human gametes or human diploid cells.

     Additionally, in accordance with a March 4, 1997 Presidential Memorandum, Federal funds may not be used for cloning of human beings.

b.   Public Law and Section No.              Fiscal Year
Period Covered

     105-227, Section 510                        1999
10/01/98 - 09/30/99
     106-113, Section 510                        2000
10/01/99 - 09/30/00

ARTICLE H.5.  SALARY RATE LIMITATION LEGISLATION PROVISIONS

a. Pursuant to Public Law(s) cited in paragraph b., below, no NIH Fiscal Year funds may be used to pay the direct salary of an individual through this contract at a rate in excess of applicable amount shown for the fiscal year covered. Direct salary is exclusive of overhead, fringe benefits and general and administrative expenses. The per year salary rate limit also applies to individuals proposed under subcontracts. If this is a multiple year contract, it may be subject to unilateral modifications by the Government if an individual's salary rate exceeds any salary rate ceiling established in future DHHS appropriation acts.

Dollar Amount of

b.   Public Law No.          Fiscal Year               Salary
Limitation

     105-277                 FY-99                     Executive
Level III*
     106-113                 FY-00                     Executive
Level II**

c. Direct salaries which will be paid with FY-99 funds are limited to the Executive Level III rate which was in effect on the date(s) the expense was incurred. Direct salaries which will be paid with FY-00 funds are limited to the Executive Level II rate which was in effect on the date(s) the expense was incurred.

* For contract expenditures using FY 99 funds, for the period 10/1/98-12/31/99, this amount is $125,900. Effective 1/1/00 , for contract expenditures using FY 99 funds, this amount is increased to $130,200 and will remain at this level until such time as the Executive Level III is increased. See the web sites listed below for Executive Level III rates of pay.

** For contract expenditures using FY 00 funds, for the period 10/1/99 - 12/31/99, this amount is $136,700. Effective 1/1/00, for contract expenditures using FY 00 funds, this amount is increased to $141,300 and will remain at this level until such time as the Executive Level II is increased. See the web sites listed below for Executive Level II rates of pay.

FOR FY-99 EXECUTIVE LEVEL SALARIES:
http://www.opm.gov/oca/99tables/EXECses/html/99excsch.htm

FOR FY-00 EXECUTIVE LEVEL SALARIES:
http://www.opm.gov/oca/2000tbls/Execses/html/execschd.htm

The direct salaries paid under the rate structure set forth in Attachment E to this Subcontract comply with the above limitations.

ARTICLE H.6.  EPA ENERGY STAR REQUIREMENTS

In compliance with Executive Order 12845 (requiring Agencies to purchase energy efficient computer equipment) all microcomputers, including personal computers, monitors, and printers that are deliverables under the procurement or are purchased by the subcontractor using Government funds in performance of a contract shall be equipped with or meet the energy efficient low-power standby feature as defined by the EPA Energy Star program unless the equipment always meets EPA Energy Star efficiency levels. The microcomputer, as configured with all components, must be Energy Star compliant.

This low-power feature must already be activated when the computer equipment is delivered to BBI Biotech and be of equivalent functionality of similar power managed models. If the equipment will be used on a local area network, the vendor must provide equipment that is fully compatible with the network environment. In addition, the equipment will run commercial off-the-shelf software both before and after recovery from its energy conservation mode.

ARTICLE H.7.  PUBLICATION AND PUBLICITY

The subcontractor shall acknowledge the support of the National Institutes of Health whenever publicizing the work under this contract in any media by including an acknowledgment substantially as follows:

     "This project has been funded in whole or in part with Federal funds from the National Institute of Allergy and Infectious Diseases, National Institutes of Health, under Contract No. NO1-AI-85341."

ARTICLE H.8.  PRESS RELEASES AND OTHER PUBLIC STATEMENTS

a. Subcontractor agrees that it shall not issue press releases or other public statements relating to the work performed under this Agreement without submitting such statements to NIAID at least 10 (ten) working days in advance of any release. Pursuant to Public Law(s) cited in paragraph b., below, the contractor shall clearly state, when issuing statements, press releases, requests for proposals, bid solicitations and other documents describing projects or programs funded in whole or in part with Federal money: (1) the percentage of the total costs of the program or project which will be financed with Federal money; (2) the dollar amount of Federal funds for the project or program; and (3) the percentage and dollar amount of the total costs of the project or program that will be financed by nongovernmental sources.

b.   Public Law and Section No.                  Fiscal Year
Period Covered

     105-227, Section 507                           1999
10/01/98 - 09/30/99
     106-113, Section 507                           2000
10/01/99 - 09/30/00

ARTICLE H.9.  NEEDLE EXCHANGE

a. Pursuant to Public Law(s) cited in paragraph b., below, contract funds shall not be used to carry out any program of distributing sterile needles or syringes for the hypodermic injection of any illegal drug.

b.   Public Law and Section No.                  Fiscal Year
Period Covered

     105-227, Section 505                            1999
10/01/98 - 09/30/99
     106-113, Section 505                            2000
10/01/99 - 09/30/00


ARTICLE H.10. REPORTING MATTERS INVOLVING FRAUD, WASTE AND ABUSE

Anyone who becomes aware of the existence or apparent existence of fraud, waste and abuse in NIH funded programs is encouraged to report such matters to the HHS Inspector General's Office in writing or on the Inspector General's Hotline. The toll free number is 1-800-HHS-TIPS (1-800-447-8477). All telephone calls will be handled confidentially. The e-mail address is Htips@os.dhhs.gov and the mailing address is:

          Office of Inspector General
          Department of Health and Human Services
          TIPS HOTLINE
          P.O. Box 23489
          Washington, D.C.  20026

Information regarding procedural matters is contained in the NIH Manual Chapter 1754, which is available on (http://www1.od.nih.gov/oma/oma.htm)

ARTICLE H.11. YEAR 2000 COMPLIANCE

In accordance with FAR 39.106, Information Technology acquired under this subcontract must be Year 2000 compliant as set forth in the following clause(s):

1.   Service Involving the Use of Information Technology

     YEAR 2000 COMPLIANCE--SERVICE INVOLVING THE USE OF INFORMATION TECHNOLOGY

     The Subcontractor agrees that each item of hardware, software, and firmware used under this contract shall be able to accurately process date data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries and the Year 1999 and the Year 2000 and leap year calculations.

                                 (End of Clause)

2.   Noncommercial Supply Items Warranty

     YEAR 2000 WARRANTY--NONCOMMERCIAL SUPPLY ITEMS

     The Subcontractor warrants that each noncommercial item of hardware, software, and firmware delivered or developed under this contract and listed below shall be able to accurately process date data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries and the Year 1999 and the Year 2000 and leap year calculations, when used in accordance with the item documentation provided by the subcontractor, provided that all listed or unlisted items (e.g., hardware, software and firmware) used in combination with such listed item properly exchange date data with it. If the contract requires that specific listed items must perform as a system in accordance with the foregoing warranty, then that warranty shall apply to those listed items as a system. The duration of this warranty and the remedies available to the Government for breach of this warranty shall be as defined in, and subject to, the terms and limitations of any general warranty provisions of this contract provided that notwithstanding any provision to the contrary in such warranty provision(s), or in the absence of any such warranty provision(s), the remedies available to the Government under this warranty shall include repair or replacement of any listed item whose noncompliance is discovered and made known to the contractor in writing within ninety
     (90) days after acceptance. Nothing in this warranty shall be construed to limit any rights or remedies the Government may otherwise have under this contract with respect to defects other than Year 2000 performance.

                            YEAR 2000 COMPLIANT ITEMS


                                 (end of clause)


3.   Commercial Supply Products Warranty

     YEAR 2000 WARRANTY--COMMERCIAL SUPPLY ITEMS

     The Subcontractor warrants that each hardware, software and firmware product delivered under this subcontract and listed below shall be able to accurately process date data (including, but not limited to, calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries and the Year 1999 and the Year 2000 and leap year calculations, when used in accordance with the product documentation provided by the contractor, provided that all listed or unlisted products (e.g., hardware, software, firmware) used in combination with such listed product properly exchange date data with it. If the contract requires that specific listed products must perform as a system in accordance with the foregoing warranty, then that warranty shall apply to those listed products as a system. The duration of this warranty and the remedies available to the Government for breach of this warranty shall be as defined in, and subject to, the terms and limitations of the contractor's standard commercial warranty or warranties contained in this contract, provided that notwithstanding any provision to the contrary in such commercial warranty or warranties, the remedies available to the Government under this warranty shall include repair or replacement of any listed product whose non-compliance is discovered and made known to the contractor in writing within ninety (90) days after acceptance. Nothing in this warranty shall be construed to limit any rights or remedies the Government may otherwise have under this contract with respect to defects other than Year 2000 performance.

                           YEAR 2000 COMPLIANT ITEMS


                                 (end of clause)

ARTICLE H12.  COMPLIANCE WITH PUBLIC LAWS

VaxGen will assure that all federal regulations regarding research on human subjects and linked specimens are adhered to including those on which the successful performance of this subcontract depend. Upon BBI Biotech's request VaxGen will supply access to the documentation of this compliance (eg. informed consent forms, IRB approvals).


                          PART II - SUBCONTRACT CLAUSES

SECTION I - SUBCONTRACT CLAUSES

ARTICLE I.1. GENERAL CLAUSES FOR A TIME AND MATERIAL OR A LABOR HOUR SUBCONTRACT
- FAR 52.252-2, CLAUSES INCORPORATED BY REFERENCE (FEBRUARY 1998)

This contract incorporates one or more clauses by reference, with the same force and effect, as if they were given in full text. Upon request, BBI Biotech will make their full text available. Also, the full text of a clause may be accessed electronically at this address: http://www.arnet.gov/far/. In each clause, substitute the term "VaxGen" for "Contractor," and substitute BBI Biotech for "Government" or "Contracting Officer" as required by the text of the clause.

a.   FEDERAL ACQUISITION REGULATION (FAR) (48 CHAPTER 1) CLAUSES

   FAR
  CLAUSE
    NO.                 DATE             TITLE
    ---                 ----             -----

 52.202-1             Oct 1995          Definitions

 52.203-3             Apr 1984          Gratuities (Over $100,000)

 52.203-5             Apr 1984          Covenant Against Contingent Fees (Over
                                        $100,000)

 52.203-6             Jul 1995          Restrictions on Subcontractor Sales to
                                        the Government (Over $100,000)

 52.203-7             Jul 1995          Anti-Kickback Procedures(Over $100,000)

 52.203-8             Jan 1997          Cancellation, Recission, and Recovery of
                                        Funds for Illegal or Improper Activity
                                        (Over $100,000)

 52.203-10            Jan 1997          Price or Fee Adjustment for Illegal or
                                        Improper Activity (Over $100,000)

 52.203-12            Jun 1997          Limitation on Payments to Influence
                                        Certain Federal Transactions (Over
                                        $100,000)

 52.215-2             Jun 1999          Audit and Records - Negotiation (Over
                                        $100,000)

 52.215-8             Oct 1997          Order of Precedence - Uniform Contract
                                        Format

 52.215-10            Oct 1997          Price Reduction for Defective Cost or
                                        Pricing Data

 52.215-12            Oct 1997          Subcontractor Cost or Pricing Data (Over
                                        $500,000)

 52.215-14            Oct 1997          Integrity of Unit Prices (Over $100,000)

 52.215-15            Dec 1998          Pension Adjustments and Asset Reversions

 52.215-18            Oct 1997          Reversion or Adjustment of Plans for
                                        Post-Retirement Benefits (PRB) other
                                        than Pensions

 52.215-19            Oct 1997          Notification of Ownership Changes

 52.215-21            Oct 1997          Requirements for Cost or Pricing Data or
                                        Information Other Than Cost or Pricing
                                        Data - Modifications

 52.219-8             Oct 1999          Utilization of Small Business Concerns
                                        (Over $100,000)

 52.222-26            Feb 1999          Equal Opportunity

 52.222-35            Apr 1998          Affirmative Action for Disabled Veterans
                                        and Veterans of the Vietnam Era

 52.222-36            Jun 1998          Affirmative Action for Workers with
                                        Disabilities

 52.222-37            Jan 1999          Employment Reports on Disabled Veterans
                                        and Veterans of the Vietnam Era

 52.223-14            Oct 1996          Toxic Chemical Release Reporting

 52.225-13            Aug 1998          Restrictions on Certain Foreign
                                        Purchases

 52.227-1             Jul 1995          Authorization and Consent

 52.227-11            June 1997         Patent Rights-Retention by the
                                        Contractor (Short Form). Paragraph (f)
                                        is modified to include the requirements
                                        in FAR 27.303(a)(2)(i) through (iv). The frequency of reporting in (i) is annual

 52.227-2             Aug 1996          Notice and Assistance Regarding Patent
                                        and Copyright Infringement (Over
                                        $100,000)

 52.232-7             Feb 1997          Payments under Time-and-Materials and
                                        Labor-Hour Contracts

 52.232-17            Jun 1996          Interest (Over $100,000)

 52.232-25            Jun 1997          Prompt Payment

 52.243-3             Aug 1987          Changes - Time-and-Materials and
                                        Labor-Hours; provided however that the
                                        parties agree that BBI Biotech may make
                                        changes only to the extent such changes
                                        are required by change orders from NIAID pursuant to the Prime Contract.

 52.245-5             Jan 1986          Government Property (Cost-Reimbursement,
                                        Time and Material, or Labor-Hour
                                        Contract)

 52.249-6             Sep 1996          Termination (Cost-Reimbursement),
                                        Alternate IV (Sep 1996); provided
                                        however, that BBI Biotech may invoke
                                        this clause only if the Government
                                        exercises its termination rights under
                                        the Prime Contract; and such exercise by BBI Biotech shall only be to the same extent that the Government exercises its rights.

 52.249-14            Apr 1984          Excusable Delays

b. DEPARTMENT OF HEALTH AND HUMAN SERVICES ACQUISITION REGULATION (HHSAR) (48 CFR CHAPTER 3) CLAUSES

  HHSAR
CLAUSE NO.               DATE            TITLE
----------               ----            -----

 352.202-1            Apr 1984           Definitions

 352.228-7            Dec 1991           Insurance - Liability to Third Persons

 352.232-9            Apr 1984           Withholding of Contract Payments


ARTICLE I.2  AUTHORIZED SUBSTITUTION OF CLAUSES

Not Applicable

ARTICLE I.3.  ADDITIONAL SUBCONTRACT CLAUSES

a.   FEDERAL ACQUISITION REGULATION (FAR) (48 CFR CHAPTER 1) CLAUSES

     FAR  52.227-14,  Rights in  Data-General  (June  1987)  AND FAR  52.227-16,
     Additional Data Requirements (June 1987), PROVIDED, however, that data subject to these clauses shall be limited to the Database, as defined previously in this Agreement in Article B.4.i.

     FAR 52.251-1, Government Supply Sources (APRIL 1984).

ARTICLE I.4. ADDITIONAL FAR SUBCONTRACT CLAUSES INCLUDED IN FULL TEXT

Note: Substitute "VaxGen" wherever the term "Contractor" appears, and substitute BBI Biotech wherever the term "Contracting Officer" or "Government" appears, as required by the text.

     FAR Clause 52.244-6 SUBCONTRACTS FOR COMMERCIAL ITEMS AND COMMERCIAL COMPONENTS (APRIL 1998)

     (a)  Definition.

          Commercial item, as used in this clause, has the meaning contained in the clause at 52.202-1, Definitions.

          Subcontract, as used in this clause, includes a transfer of commercial items between divisions, subsidiaries, or affiliates of the Contractor or subcontractor at any tier.

     (b) To the maximum extent practicable, the Contractor shall incorporate, and require its subcontractors at all tiers to incorporate, commercial items or non developmental items as components of items to be supplied under this contract.

     (c) Notwithstanding any other clause of this contract, the Contractor is not required to include any FAR provision or clause, other than those listed below to the extent they are applicable and as may be required to establish the reasonableness of prices under Part 15, in a subcontract at any tier for commercial items or commercial components:

          (1)  52.222-26, Equal Opportunity (E.O. 11246);

          (2) 52.222-35, Affirmative Action for Disabled Veterans and Veterans of the Vietnam Era (38 U.S.C. 4212(a));

          (3)  52.222-36,  Affirmative Action for Handicapped Workers (29 U.S.C.
               793); and

          (4) 52.247-64, Preference for Privately Owned U.S.-Flagged Commercial Vessels (46 U.S.C. 1241) (flow down not required for subcontracts awarded beginning May 1, 1996).

     (d) The Contractor shall include the terms of this clause, including this paragraph (d), in subcontracts awarded under this contract.


ARTICLE I.5  DISPUTES

     Except as set forth below, any dispute arising under this Subcontract which is not settled by agreement of the parties shall be submitted by the parties to binding arbitration under the auspices of the American Arbitration Association in accordance with its commercial arbitration rules, and judgement upon any determination, which may include an award of damages, may be entered by the highest State or Federal court having jurisdiction. Pending any decision, appeal or judgement referred to in this clause or the settlement of any disputes arising under this Subcontract, Subcontractor shall diligently continue with the performance of this Subcontract while disputes are arbitrated.

     Not covered under the above arbitration clause are efforts by Subcontractor to protect its intellectual property from misappropriation or copyright or patent infringement. Such legal action may be brought in any court of competent jurisdiction at Subcontractor's discretion.

                                    PART III

SECTION J - LIST OF ATTACHMENTS

The following documents are attached and incorporated in this subcontract:


Budget, Statement of Work ATTACHMENT A, including VaxGen Hourly billing rates, 2 pages.

Statement of Work ATTACHMENT B, 1 page.

Safety and Health (Deviation), PHSAR Clause 352.223-70, (8/97), ATTACHMENT C, 1 page.

Procurement of Certain Equipment. Procurement of Certain Equipment, NIH(RC)-7, 4/1/84, ATTACHMENT D, 1 page.

                                     PART IV

SECTION K - REPRESENTATIONS AND CERTIFICATIONS

Not applicable.

In witness whereof, the parties have caused this Agreement to be executed as of the date written by their duly authorized representatives, and this Agreement shall be effective as of May 1, 1999:

FOR: BBI BIOTECH RESEARCH LABORATORIES INC.


----------------------------
Mark Manak,
Vice President and General Manager


-----------------------------
Date


FOR:   VaxGen, Inc..

-----------------------------


-----------------------------
Date


                               END of the SCHEDULE
                                   (CONTRACT)

ATTACHEMENT A BUDGET

----------------------------------------------------------------------------------------------------------------------------------
                                   Year         Year          Year         Year         Year       Year       Year
Line Item Description                 1            2             3            4            5          6          7          Total
----------------------------------------------------------------------------------------------------------------------------------
VaxGen Costs
Contract Amendments
                                           $ 204,750            --           --           --         --         --      $ 204,750
Protocol Amendments
                                     --       25,000            --           --           --         --         --         25,000
Project Management - Step A
Uninfected                           --        5,500         4,000        4,000        4,000         --         --         17,500
Project Management -  Step B
Infected                             --        5,500         4,000        4,000        4,000         --         --         17,500
Site Management - Steps A&B
                                     --       48,000        48,000       50,000       46,500         --         --        192,500
Data Management - Steps A&B
                                     --           --            --           --       31,500         --         --         31,500
Vax Gen Subtotal
                                     --      288,750        56,000       58,000       86,000         --         --        488,750
Pass Through Costs to Sites
IRB Submission
                                              39,500            --           --           --         --         --         39,500
Site Reimbursements - Step A
Uninfected                           --      150,000       350,000      300,000      200,000         --         --      1,000,000
Site Reimbursements - Step B
Infected                             --       28,500        40,500       40,500       40,500         --         --        150,000
Site Reimbursements - Step B
Infected                                       9,500        13,500       13,500       13,500         --         --         50,000
Subtotal Study Sites
                                     --      227,500       404,000      354,000      254,000         --         --       1,239500
----------------------------------------------------------------------------------------------------------------------------------

Total                                $0    $ 516,250      $460,000     $412,000     $340,000         $0         $0    $ 1,728,250
----------------------------------------------------------------------------------------------------------------------------------

                                  VaxGen, Inc.
                                Hourly Bill Rates

                                            1999                     2000
                                          Government              Government
       Department / Position                Rate*                   Rate**
--------------------------------------------------------------------------------

Administration
------------------------------------
Executive Management                       125.00                   117.00
Senior Director                            125.00                   105.00
Director                                   110.00                    80.00
Associate Director                         100.00                    75.00
Administrative / Staff Support II           80.00                    65.00
Administrative / Staff Support I            65.00                    50.00


Clinical
------------------------------------
Executive Management                       165.00                   117.00
Director                                   165.00                   115.00
Associate Director                         155.00                   100.00
Clinical Program Manager                   145.00                    95.00
Senior Clinical Research Associate         135.00                    85.00
Clinical Research Associate                125.00                    75.00
Administrative / Staff Support I           115.00                    65.00


Data Management / Biostatistics
------------------------------------
Director                                   170.00                   110.00
Associate Director                         150.00                   105.00
Senior Analyst                             135.00                    90.00
Analyst                                    120.00                    80.00
Data Manager                               120.00                    75.00
Clinical Data Associate                    110.00                    65.00


Laboratory
------------------------------------
Executive Management                       185.00                   170.00
Director                                   175.00                   135.00
Associate Director                         165.00                   125.00
Senior Research Associate                  150.00                   115.00
Research Associate                         135.00                   105.00
Administrative / Staff Support II          125.00                   115.00
Administrative / Staff Support I           115.00                   100.00

* 1999 salaries capped at $125,900
** 2000 salaries capped at $141,300

ATTACHMENT B  STATEMENT OF WORK

Contract N01-AI-85341entitled "Laboratory Support for AIDS Vaccine and Other Prevention Clinical Trials" which was awarded to BBI Biotech has a need to establish a subcontract with VaxGen. The purpose of this subcontract is to facilitate a four year collaborative research project in conjunction with
VaxGen's  VAX 004 Phase  III  Clinical  Trial  but does not alter in any  manner
VaxGen's sole responsibility for VAX 004 design, conduct, analysis and reporting. The specimens associated with this subcontract will be housed at BBI Biotech's repository and will not be given to any investigator during the period of this contract except as provided in this Subcontract.

Specifically, VaxGen agrees to do the following for this Collaborative Project:

     o    Coordinate and oversee all activities at the clinical sites.

     o    Submit protocol changes to clinical sites for IRB submissions.

     o    Act as a communication link between any clinical site and BBI Biotech.

     o Review and oversee sample processing and storage Standard Operating Procedures (SOPs) and Quality Assurance (QA)-related tasks performed at BBI Biotech for this study as related to peripheral blood mononuclear cells and seminal plasma.

     o Approve format and information field design of specimen inventory system called Biological Specimen Inventory System version.

     o Be involved in and ultimately approve the resolution of any sample or sample related data discrepancy.

     o    Provide BBI Biotech for BBI Biotech's  approval,  a copy of a standard
          "Scientific    Collaborator    Agreement"   that   protects   VaxGen's
          intellectual property rights".

     o All other activities necessary for successful completion of this Subcontract Agreement, subject to the funding limitations stated in this Subcontract.

ATTACHMENT C PHS 352.223-70  SAFETY AND HEALTH (DEVIATION) (AUGUST 1997)

(a) To help ensure the protection of the life and health of all persons, and to help prevent damage to property, the Subcontractor shall comply with all Federal, State and local laws and regulations applicable to the work being performed under this contract. These laws are implemented and/or enforced by the Environmental Protection Agency, Occupational Safety and Health Administration and other agencies at the Federal, State and local levels (Federal, State and local regulatory/enforcement agencies).

(b) Further, the Subcontractor shall take or cause to be taken additional safety measures as the Contracting Officer in conjunction with the project or other appropriate officer, determines to be reasonably necessary. If compliance with these additional safety measures results in an increase or decrease in the cost or time required for performance of any part of work under this contract, an equitable adjustment will be made in accordance with the applicable "Changes" Clause set forth in this contract.

(c) The Subcontractor shall maintain an accurate record of, and promptly report to the Contracting Officer, all accidents or incidents resulting in the exposure of persons to toxic substances, hazardous materials or hazardous operations; the injury or death of any person; and/or damage to property incidental to work performed under the contract and all violations for which the Contractor has been cited by any Federal, State or local regulatory/enforcement agency. The report shall include a copy of the notice of violation and the findings of any inquiry or inspection, and an analysis addressing the impact these violations may have on the work remaining to be performed. The report shall also state the required action(s), if any, to be taken to correct any violation(s) noted by the Federal, State or local regulatory/enforcement agency and the time frame allowed by the agency to accomplish the necessary corrective action.

(d) If the Subcontractor fails or refuses to comply promptly with the Federal, State or local regulatory/enforcement agency's directive(s) regarding any violation(s) and prescribed corrective action(s), the Contracting Officer may issue an order stopping all or part of the work until satisfactory corrective action (as approved by the Federal, State or local regulatory/enforcement agencies) has been taken and documented to the Contracting Officer. No part of the time lost due to any stop work order shall be subject to a claim for extension of time or costs or damages by the Contractor.

(e) The Subcontractor shall insert the substance of this clause in each subcontract involving toxic substances, hazardous materials, or operations. Compliance with the provisions of this clause by subcontractors will be the responsibility of the Contractor.

                                 (End of clause)

ATTACHMENT  D PROCUREMENT OF CERTAIN EQUIPMENT

Notwithstanding any other clause in this contract, the subontractor will not be reimbursed for the purchase, lease, or rental of any item of equipment listed in the following Federal Supply Groups, regardless of the dollar value, without the prior written approval of the Contracting Officer.

            67 - Photographic Equipment
            69 - Training Aids and Devices
            70 - General Purpose ADP Equipment, Software, Supplies and Support
                 (Excluding 7045-ADP Supplies and Support Equipment.)
            71 - Furniture
            72 - Household and Commercial Furnishings and Appliances
            74 - Office Machines and Visible Record Equipment
            77 - Musical Instruments, Phonographs, and Home-type Radios
            78 - Recreational and Athletic Equipment

                    ATTACHMENT E - DATABASE LICENSE AGREEMENT

This database licensing agreement is a model. Investigators may negotiate with VaxGen and make changes that are mutually acceptable to the investigators and to VaxGen.


                           DATABASE LICENSE AGREEMENT

THIS DATABASE LICENSE AGREEMENT ("Agreement") is made , 2000 ("Effective Date"), by and between VaxGen, Inc., a California corporation located at 1000 Marina Blvd., Brisbane, CA 94005-1841 ("VaxGen"), and ________________, a
________________   corporation   with   offices   at   _________________________
("Licensee").

                                    RECITALS

     WHEREAS, VaxGen has developed a proprietary database pertaining to clinical trials related to a vaccine for prevention of Acquired Immune Deficiency Syndrome ("AIDS") and supporting information as further described in Exhibit A, a portion of which VaxGen desires to license to Licensee (the "Database");

     WHEREAS, Licensee desires to perform research pertaining to an AIDS vaccine under a subcontract funded by the National Institute of Allergy and Immune Deficiencies ("NIAID);

     WHEREAS, VaxGen desires to grant, and Licensee desires to obtain, the necessary rights and license to use the Database to conduct said research in accordance with the terms and conditions set forth in this Agreement; and

     NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. LICENSE. Subject to the terms and conditions of this Agreement, VaxGen hereby grants Licensee a nonexclusive, nontransferable license, without right to sublicense, license to use, and copy for internal use only, the VaxGen Database. The license granted to Licensee under this Agreement is solely for the purposes set forth in Exhibit B (the "Licensed Purposes").

2. UNAUTHORIZED USE.

2.1 Any use, copying, disclosure, or distribution of the Database not expressly authorized in this Agreement is strictly prohibited. Without limiting the generality of the foregoing, Licensee is expressly prohibited from (i) sublicensing or reselling all or any portion of the Database; (ii) using or allowing third parties to use the Database for the purpose of compiling, enhancing, verifying, supplementing, adding to or deleting from any mailing list, geographic or trade directories, business directories, classified directories, classified advertising, or other compilation of information which is sold, rented, published, furnished or in any manner provided to a third party; (iii) using the Database in any service or product not specifically authorized in this Agreement or offering it through any third party; or (iv) modifying or otherwise altering the Database or any part thereof without VaxGen's prior written consent, such consent may be withheld in VaxGen's sole discretion.

2.2 Licensee will protect all data in the Database in a secure location and make its best effort to prevent unauthorized usage or copying of the Database. Without limiting the foregoing Licensee will implement a system of controls designed to: a) protect the integrity of the Database; b) control access to the VaxGen Database; and, if applicable c) reasonably ensure that the amount of usage of the VaxGen Database is accurately recorded.

2.3 Licensee acknowledges that any unauthorized use distribution or disclosure of the Database will cause irreparable harm and injury to VaxGen for which there is no adequate remedy at law. In addition to all other remedies available under this Agreement, at law or in equity, Licensee further agrees that VaxGen shall be entitled to injunctive relief in the event Licensee uses distributes or discloses all or a portion of the Database in violation of the limited license granted hereunder.

3. LICENSE FEES AND ROYALTIES.

3.1 Licensee shall not be required to pay license fees to VaxGen.

4 DELIVERY.

4.1 VaxGen will provide Licensee with the Database and at VaxGen's sole discretion, updates thereto.

4.2 If Licensee should be in default of the Agreement VaxGen may, among other actions, and in its sole discretion, withhold updates of the VaxGen Database.

5 TERMINATION.

5.1 Either party may terminate this Agreement if the other party: (a) materially breaches any term or condition of this Agreement (except as otherwise provided in paragraph 5.2 of this Agreement) and fails to remedy such breach within thirty (30) days after written notice of such breach; or (b) becomes subject to any receivership, insolvency, bankruptcy, moratorium or similar proceeding for more than thirty (30) days.

5.2 VaxGen may terminate this Agreement immediately if (a) Licensee participates in any unauthorized use of the VaxGen Database (including, without limitation, participating in or allowing an unauthorized third party's use thereof or access to or failing to maintain controls as outlined in paragraph 2.2 above) (b) all or substantially all of the assets of Licensee are sold, assigned or otherwise transferred to any direct competitor of VaxGen (c) 50% or more of the equity securities or voting interests of Licensee or the ultimate parent of Licensee is sold, assigned or otherwise transferred in a single transaction or a series of related transactions to a direct competitor of VaxGen; or (d) Licensee or its ultimate parent is a party to a merger, consolidation or other similar transaction with a direct competitor of VaxGen.

5.3 Upon termination or expiration of this Agreement for any reason, Licensee shall (i) ensure that all copies of the Database and any related data and information is deleted from its computers and the computers of any service provider or other third party who processed the VaxGen Database for the Licensee; (ii) cease any and all use of the VaxGen Database; (iii) return all copies, whether in print, tape or other media, of all or any part of the VaxGen Database to VaxGen no later than ten (10) days after termination of this Agreement; and, (iv) certify in writing within twenty (20) days after termination of this Agreement that Licensee and its service providers have deleted or returned to VaxGen all copies of the VaxGen Database.

5.4 Except as otherwise provided in this Agreement, the remedies contained in this Agreement are in addition to all other remedies available to either party at law or in equity.

6. PROPRIETARY RIGHTS. Licensee acknowledges that all rights, title and interest to the Database, regardless of the form of media in which it is contained, shall be and are retained by VaxGen, subject to the license granted to Licensee under this Agreement. Nothing in this Agreement shall be construed as granting VaxGen any rights in software, services, technology, or information created by outside of this Agreement, which shall at all times remain the sole property of Licensee.

7. INVENTIONS.

7.1 If Licensee conceives or reduces to practice an invention arising from or in connection with the subject matter of this Agreement during the Term,
(hereinafter a "Subject Invention") Licensee agrees to grant VaxGen the exclusive option for an exclusive license subject to the nonexclusive rights of the U.S. Agreement, on reasonable terms, to practice the invention in the field of AIDS treatment. The terms of such license will be subject to negotiation by the parties. During the first six (6) months after notice election to take an exclusive offer by VaxGen, the parties shall in good faith negotiate the terms of such license. During this time, Licensee will not negotiate or grant any license to the invention to any other party or practice the invention itself for commercial purposes. If, after six (6) months, the parties have failed to agree on terms, the parties will engage in nonbinding mediation. Thereafter, VaxGen shall have a right of first refusal over any license purposed to be granted by Licensee.

7.2 Licensee shall fully disclose to VaxGen in writing all Subject Inventions within ninety (90) days after the conception or reduction to practice of any such invention, whichever occurs first. Neither Licensee nor VaxGen shall make any disclosure regarding or related to a Subject Invention to any third party, except the U.S. Government, until VaxGen or Licensee, as the parties may agree, shall have at least ninety (90) days after such agreement, to complete appropriate patent or FDA filings, or both.

7.3 All proposed publications or other disclosures of Licensee pertaining to its research on AIDS vaccines sponsored by NIAID which shall have relied in any way on data licensed to it hereunder by VaxGen, shall be submitted to VaxGen for comment at least thirty (30) days prior to such publication or other disclosure. The purpose of such comment period shall be to afford VaxGen the opportunity to protect its intellectual property rights in the Database.

8. CONFIDENTIALITY.

8.1 Confidential Information.  As used herein,  "Confidential Information" means
(i) any business or technical information of a party, including but not limited to, the Database Materials, information relating to a party's product plans, designs, costs, product prices and names, finances, marketing plans, business opportunities, personnel, research, development or know-how; (ii) any information identified in writing by a party as "confidential" or "proprietary" or which, under the circumstances taken as a whole, would reasonably be understood to be confidential; and (iii) the terms and conditions (but not the existence) of this Agreement, other than this Section 8. Aggregate information or summary data obtained from the Database Materials does not constitute Confidential Information and can be disclosed for scientific or public health purposes by the Licensee subject to Article 7.

8.2 Conditions. Except to the extent permitted by this Agreement or as otherwise agreed by the parties in writing, the parties agree that the party receiving Confidential Information hereunder (the "Receiving Party") shall keep completely confidential, shall not publish or otherwise disclose and shall not use directly or indirectly for any purpose any Confidential Information furnished to it by the other party (the "Disclosing Party") pursuant to this Agreement or otherwise relating to any transaction contemplated hereby, including information heretofore furnished to it, except to the extent that the Receiving Party can establish by competent proof that such information: (a) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the

Disclosing Party, as evidenced by the Receiving Party's prior written and dated records; (b) was known to the public at the time of its disclosure by the Disclosing Party in substantially the same usable form; (c) became known to the public in substantially the same usable form after its disclosure by the Disclosing Party, other than through any act or omission of the Receiving Party in breach of this Agreement; or (d) was disclosed to the Receiving Party by a third party who was rightfully in possession of such information and had no obligation not to disclose such information to others.

8.3 Authorized Disclosure. Each party may disclose Confidential Information received from another party only to the extent that such disclosure is reasonably necessary in complying with applicable government laws, rules or regulations or judicial orders or decrees, provided that if a Receiving Party intends to make any such disclosure, it shall give reasonable advance written notice to the Disclosing Party of such intention. Furthermore, nothing in this
Section 8 shall be construed to preclude a party from disclosing such information to such third parties as may be necessary in connection with the transactions contemplated by this Agreement, provided that the Receiving Party in question shall in each case obtain from the proposed third party recipient a written confidentiality undertaking containing confidentiality obligations no less restrictive than those set forth in this Section 8.

8.4 Notification. The Receiving Party shall notify the Disclosing Party immediately, and cooperate with the Disclosing Party as the Disclosing Party may reasonably request, upon the Receiving Party's discovery of any loss or compromise of the Disclosing Party's Confidential Information.

8.5 Remedies. Each party agrees that the unauthorized use or disclosure of any material or Confidential Information by the Receiving Party in violation of this Agreement shall be a material breach of this Agreement and will cause irreparable harm to the Disclosing Party. In the event of any violation of this
Section 8, the Receiving Party agrees that the Disclosing Party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, as well as any other relief permitted by applicable law. The Receiving Party agrees to waive any requirement that the Disclosing Party post bond as a condition for obtaining any such relief.

9. DISCLAIMER OF WARRANTY, LIMITATION OF REMEDY, AND LIMITATION OF LIABILITY.

9.1 The Database is licensed on an "AS IS" basis without guarantee. VaxGen does not guarantee that the VaxGen Database will meet the Licensee's requirements; that it will operate in the combinations, or in the equipment, selected by the Licensee or that its operation will be error-free or without interruption. Licensee assumes sole responsibility for results obtained from the use of the Database by Licensee and for conclusions drawn from such use.

9.2 VAXGEN MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE. NO REPRESENTATION OR STATEMENT SHALL BE BINDING UPON VAXGEN AS A WARRANTY OR OTHERWISE UNLESS EXPRESSLY CONTAINED IN THIS AGREEMENT.

9.3 NOTWITHSTANDING PARAGRAPHS 9.1 AND 9.2 ABOVE, IF FOUND LIABLE VAXGEN'S ENTIRE LIABILITY FOR DAMAGES IN CONNECTION WITH THE USE OF THE VAXGEN DATABASE PROVIDED TO LICENSEE OR PROVIDED BY LICENSEE TO USERS (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE), WILL IN NO EVENT EXCEED $10,000.

9.4 VAXGEN SHALL NOT BE LIABLE FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES OR FOR ANY LOST PROFITS OR ANY CLAIM OR DEMAND OF A SIMILAR NATURE OR KIND, WHETHER ASSERTED BY LICENSEE AGAINST VAXGEN OR AGAINST LICENSEE BY ANY OTHER PARTY, EVEN IF VAXGEN HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10. INDEMNIFICATION. Licensee agrees to defend, indemnify and hold harmless VaxGen, its officers, directors, employees, agents, and affiliates from any and all claims, actions, demands, or liability to third parties that arise from or in connection with Licensee's use of the VaxGen Database.

11. FORCE MAJEURE. Except for payment of money, neither party shall be responsible for delays or failures in performance resulting from acts beyond the reasonable control of such party. Such acts shall include but not be limited to acts of God, riots, acts of war, and other disasters. In the event such an act occurs, the party whose performance is delayed or affected will give prompt notice to the other party, stating the period of time the delay or failure is expected to continue.

12. ASSIGNMENTS. Licensee shall not assign or transfer this Agreement (directly or indirectly) without the prior written consent of VaxGen. Any attempted assignment to transfer in violation of this section shall be void.

13. MODIFICATION. No modification of this Agreement shall be binding upon the Licensee and VaxGen unless made in writing and signed by duly authorized officers of both parties.

14. NOTICES. All correspondence required by this Agreement shall be addressed to the individuals listed below. Any notice required shall be given in writing and shall be deemed effectively given upon personal delivery, deposit in the U.S. post office as certified or registered mail or deposited in a private next day delivery service.

           Licensee

           ____________________

           ____________________

           ____________________

           ____________________


           VaxGen, Inc.

           Ms. Marlene Chernow
           Sr. Director, Corporate Development
           VaxGen, Inc
           1000 Marina Blvd.
           Brisbane, CA 94005


15. WAIVERS. The failure of either party to require the performance of any term or condition of this Agreement shall not prevent any subsequent enforcement of this term or condition, nor shall it be deemed a wavier of any subsequent breach.

16. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflicts of laws principles and both parties consent to the exclusive jurisdiction of the state or federal courts located in ________________.

17. SEVERABILITY. A decision by any court of competent jurisdiction invalidating or holding unenforceable any part of this Agreement will not affect the validity and enforceability of any other part of this Agreement.

18. NO THIRD PARTY BENEFICIARIES. This Agreement is made solely and specifically between and for the benefit of the parties signatory hereto, and no other person or entity whatsoever shall have any rights, interests or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

19. RELATIONSHIP OF PARTIES. This Agreement does not create a joint venture or partnership between VaxGen and the Licensee, and each will act independently of the other. Neither party is empowered to bind or commit the other to any contract or other obligation.

20.  COMPLIANCE.  Licensee  shall use,  and shall ensure that its Users use, the
VaxGen Database in strict compliance with all applicable federal, state and local laws, rules and regulations, including but not limited to those concerning fax and/or e-mail transmissions, direct marketing, and any third-party's patent, copyright or other intellectual property rights and interests. Licensee further acknowledges that Licensee is aware that certain states have enacted restrictions regarding promotional mailings, and that Licensee or its customer should consult with legal counsel regarding state statutes before initiating a promotional mailing.

21. TAXES. Licensee shall be responsible to pay all taxes of any type, nature or description (including, but not limited to, sale, use, gross receipts, excise, import, export, income and employment taxes); provided, however, Licensee shall not be responsible for any income taxes imposed upon VaxGen by any taxing jurisdiction, arising by virtue of the performance of this Agreement.

22. ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement between the Parties and merges all prior and contemporaneous communications.

     IN WITNESS WHEREOF, this Agreement has been executed and delivered by the duly authorized officers of the parties hereto on the date first above written.


LICENSEE                                    VAXGEN, INC.

By:__________________________               By:______________________________

Name:________________________               Name_____________________________

Title:_______________________               Title:___________________________

E-mail_______________________               E-mail:__________________________

Fax:_________________________               Fax:_____________________________

                                    EXHIBIT A

                     DATABASE DESCRIPTION AND SPECIFICATIONS


Definition of Database: "Database"  shall mean the following data fields in each and every record pertaining to specimens collected under the Collaborative Project.

     1.   All demographic data (includes age and gender).

     2. Treatment assignment (or randomization code identifying which subjects received vaccine or placebo).

     3. Vaccine administration log (when each subject received (or missed) an immunization).

     4. Concomitant medication log (which antiretroviral a subject may have taken either prophylactically or therapeutically once infected as well as antimicrobials, other treatments for AIDS and other immunosuppressive agents).

     5. Status Change Form (tracks participation, when and reason why subject stopped immunizations and/or discontinued from the study).

     6. HIV-1 Infection (laboratory data that confirms infection and indicates the date of the diagnosis).

                                    EXHIBIT B

                                LICENSED PURPOSES



Evaluation of the cellular immune response and cellular factors of AIDSVAX recipients in VAX004.